Exhibit 5.1

June 12, 2017

Arrow Electronics, Inc.

9201 East Dry Creek Road

Centennial, Colorado 80112

Re:	Arrow Electronics, Inc.
3.875% Notes due 2028

Ladies and Gentlemen:

We have acted as counsel to Arrow Electronics, Inc., a New York corporation (the “Company”), in connection with the offer and sale by the Company of $500,000,000 aggregate principal amount of its 3.875% Notes due 2028 (the “Notes”) pursuant to the underwriting agreement, dated June 1, 2017 (the “Underwriting Agreement”) by and among the Company and Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Mizuho Securities USA LLC, as the underwriters named therein.  The Notes will be issued pursuant to the Indenture, dated as of June 1, 2017 (the “Base Indenture”) between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), as supplemented by a supplemental indenture thereto, dated as of June 12, 2017 between the Company and the Trustee (as so amended and supplemented, the “Indenture”).

In rendering the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, agreements and other instruments, certificates of public officials and officers and representatives of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed, including the Company’s Registration Statement on Form S-3 (File No. 333-207042) filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 21, 2015, as amended to the time of its effectiveness, including Post-Effective Amendment No. 1 to Form S-3 filed by the Company with the Commission on June 1, 2017, (collectively, the “Registration Statement”) and the prospectus, dated June 1, 2017 (the “Base Prospectus”), which forms a part of the Registration Statement, the prospectus supplement, dated June 1, 2017 (the “Prospectus Supplement”) and filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (together with the Base Prospectus, the “Prospectus”), the

Underwriting Agreement, the Indenture, and copies of global certificates representing the Notes.  In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. We have relied upon representations and certifications as to factual matters by officers and representatives of the Company and other appropriate persons and statements contained in the Registration Statement.

Based upon and subject to the foregoing, and subject also to the assumptions and qualifications set forth below, and having regard to legal considerations which we deem relevant, we are of the opinion that the Notes will be legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except in each case: (a) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or similar laws relating to or affecting creditors’ rights generally; and (b) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing, at such time as: (a) the Notes have been duly executed, authenticated and delivered in accordance with the Indenture; and (b) the Notes have been duly issued and sold as contemplated by the Registration Statement, the Prospectus and the Indenture.

The foregoing opinions are limited to matters involving U.S. federal law and the law of the State of New York. We disclaim any obligation to update anything herein for events occurring after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K and its incorporation by reference into the Registration Statement.  By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP
Milbank, Tweed, Hadley & McCloy LLP

RDM/SM